Exhibit 99.1

PRESS RELEASE	December 23, 2020
Media Contact: Rhonda Bodfield, (520) 237-0075, rhonda.bodfield@tep.com

New TEP Rates Support Shift to Cleaner Energy Resources, Expand Low-Income Assistance

Tucson, Ariz. – New Tucson Electric Power rates that take effect next year will expand bill-payment assistance for low-income customers while supporting the company’s investments in efficient new energy resources that help our community transition to a cleaner, greener energy grid.

The new rates, approved yesterday by the Arizona Corporation Commission (ACC), will take effect on Jan. 1, 2021. The changes are expected to increase the average monthly bill of a typical residential customer using TEP’s Basic pricing plan by approximately $5.20 compared to current bills. The actual impact will vary monthly with usage, and customers who use more energy will experience a larger increase.

The increase will help cover the cost of flexible new generating resources, more resilient energy systems and other upgrades that are already serving customers. TEP’s current rates do not reflect costs related to approximately $1.2 billion in investments made since June 2015 to update its generating portfolio and maintain reliable service for customers.

“TEP is on track to provide 30 percent of our power from renewable resources next year with rates that reflect our commitment to safe, efficient operations,” said CEO David G. Hutchens. “We’re now well-positioned to provide affordable, reliable and sustainable service for years to come.”

The new rates, originally requested more than 20 months ago, are projected to produce a revenue increase that amounts to less than 1 percent per year since TEP’s last base rate increase in February 2017.

“We’re doing everything possible to keep our service affordable as we build a smarter, stronger grid with lower emissions and more wind and solar resources,” said President and Chief Operating Officer Susan M. Gray, who will succeed Hutchens as TEP’s CEO on Jan. 1, 2021.

The new rates provide more assistance to low-income customers through TEP’s Lifeline program. Monthly discounts will increase from $15 to $18 and will be available to families with household income up 200 percent of the federal poverty level – an increase from the previous 150-percent cap that was approved by the ACC earlier in December.

The expanded assistance program could provide supplemental support for customers whose income has been affected by the coronavirus pandemic. TEP and sister company UniSource Energy Services have donated $1M this year for local COVID-19 relief efforts and bill payment assistance. TEP also suspended service disconnections and late fees through Dec. 31, created extended payment plans for overdue balances and delayed implementation of an energy cost increase. More information about TEP’s customer assistance during the pandemic is available at tep.com/covid-19.

Building a Cleaner, Greener Grid

The new rates will help cover the cost of clean, flexible reciprocating internal combustion engines that became operational this year at the H. Wilson Sundt Generating Station in Tucson. With a combined capacity of 182 MW, these efficient natural gas-fueled units have replaced two older steam-fired units, reduced emissions and water use while supporting the addition of new wind and solar resources.

TEP’s new rates also reflect the cost of purchasing a second unit at the natural gas-fired Gila River Generating Station in 2019. The unit will replace more than 500 MW of capacity at the coal-fired Navajo Generating Station, which was retired in 2019, and the San Juan Generating Station, scheduled to retire in 2022.

The unit’s cost will be partly offset by long-term fuel and operating cost reductions. Replacing the output of San Juan and Navajo with power from Gila River Unit 2 will save TEP customers nearly $75 million annually. TEP also saved an estimated $83 million by purchasing the unit from Salt River Project instead of remaining in a long-term agreement to purchase its output.

The new generating resources support TEP’s plan to provide more than 70 percent of its power from renewable resources as part of a cleaner energy portfolio that will reduce carbon emissions 80 percent by 2035. These changes, outlined in TEP’s 2020 Integrated Resource Plan, will avoid the production of more than 50 million tons of carbon dioxide over the next 15 years – equivalent to taking three-quarters of a million cars off the road.

Controlling Costs, Serving Customers’ Needs

TEP works diligently to keep costs low by carefully managing operations and maintenance expenses while seeking new efficiencies. For example, the company is converting all of its dusk-to-dawn streetlights to use LEDs to reduce maintenance costs and provide higher-quality lighting. Transmission crews also have adopted new work practices allowing them to perform maintenance on high voltage lines without the need for line outages, which reduces operations and maintenance costs.

The new rates include the cost of transmission and distribution systems upgrades needed to serve Tucson’s expanding population and changing energy needs while supporting economic growth. TEP’s energy grid has accommodated record peak energy demands and thousands of new customers while improving its already strong reliability. The average number and duration of power outages has dropped over the past three and a half years, ranking TEP among the most reliable electric utilities in North America, according to the Edison Electric Institute, an electric industry association.

TEP also has worked to improve its customers’ experience with new online options and more responsive service. Customer phone wait times were reduced by more than 50 percent in 2018, and TEP’s Customer Care Center now offers translation services in more than 200 languages.

The new rates also include an updated economic development incentive, an expansion of TEP’s GoSolar Shares program for large commercial and industrial customers and other changes. For more details, visit tep.com/new-rates.

Consideration for Communities Impacted by Power Plant Closures

The ACC also voted to consider possible assistance for Native American tribes and other local communities impacted by the retirement of coal-fired power plants, a step supported by TEP.

“Our transition to cleaner, less carbon-intensive resources should include investments in the sustainable economic growth of the communities that have supported our generating operations,” Gray said.

Stakeholders in that proceeding will include tribal representatives, local community leaders, TEP and Arizona Public Service (APS), which has proposed addressing transition expenses in its pending rate request. The ACC left TEP’s rate case docket “open” to allow any transition-related charges to be incorporated in future rates.

TEP provides safe, reliable electric service to approximately 432,000 customers in Southern Arizona. For more information, visit tep.com. TEP and its parent company, UNS Energy, are subsidiaries of Fortis Inc. (TSX/NYSE: FTS), which owns utilities that serve more than 3 million customers across Canada and in the United States and the Caribbean. For more information, visit fortisinc.com.